(As Amended February 27, 1997)



                               EASTERN ENTERPRISES
                       EXECUTIVE STOCK PURCHASE LOAN PLAN




         1. Purpose. The purpose of the Executive Stock Purchase Loan Plan (the "Loan Plan") is to obtain for Eastern Enterprises (which, together with its subsidiaries, shall be referred to herein as the "Company") the benefits of the additional incentive inherent in the ownership of its securities by key executives who are important to the success and growth of the business of the Company and to help the Company obtain and retain the services of such employees.

         2. Administration. The Loan Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Trustees of the Company. The Committeee authority, not inconsistent with the Loan Plan, (a) to determine which of the key executives of the Company shall be eligible to receive stock purchase loans ("Loan Participants"), (b) to determine the time or times when stock purchase loans shall be made and the amount of each stock purchase loan, (c) to determine whether stock purchase loans shall be secured or unsecured loans, and the terms applicable thereto, (d) to prescribe the forms of the instruments evidencing stock purchase loans granted under the Loan Plan and of any other instruments required under the Loan Plan, (e) to adopt, amend and rescind rules and regulations for the administration of the Loan Plan and for its own acts and proceedings, and (f) to decide all questions and settle all controversies and disputes which may arise in connection with the Loan Plan. All decisions, determinations and interpretations of the Committee shall be binding on all parties concerned.

         3. Participants. The participants in the Loan Plan shall be such key executives of the Company, whether or not also officers, or trustees, as may be selected from time to time by the Committee in its discretion. Trustees who are not employees shall not be eligible. No stock purchase loan may be made to a person who is a member of the Committee at the time of grant.

         4. Use of Loans; Collateral. Loans pursuant to the Loan Plan shall be used by the Loan Participant solely in connection with the purchase of capital stock of the Company (through exercise of stock options, open market purchases or private third party transactions), or in connection with the refinancing of loans made for such purpose, in accordance with the rules and regulations established by the Committee. All such purchases and all resales of capital stock of the Company shall be subject to any applicable requirements of federal and state securities laws. To the extent permitted by law, the Committee may, as a condition to granting or continuing a loan hereunder, require that the Loan Participant collateralize the loan by pledging to the Company securities purchased (or

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previously purchased with a loan being refinanced) with the proceeds of the loan and such other collateral as may from time to time be required by Regulation G, as issued by the Board of Governors of the Federal Reserve Board; any such pledge shall be documented by the execution and delivery of a Pledge Agreement in such form and containing such provisions, not inconsistent herewith, as the Committee shall determine. The Committee may, in its sole discretion, determine to what extent, if any, withdrawal of collateral may be made by a Loan Participant.

         5. Amount of Loan; Limitations. The amount of any stock purchase loan granted under the Loan Plan shall not exceed the sum of (a) the price of the securities purchased with the proceeds of the loan, (b) brokerage fees and other similar expenses incurred in connection with such purchase, (c) in the case of an exercise of a "non-qualified" stock option (i.e., any stock option the exercise of which results in taxable income to the optionee on the date of exercise), that percentage of the difference between the aggregate fair market value of the securities purchased on the date of exercise and the aggregate option exercise price which equals the highest marginal federal income tax rate prevailing on the date of exercise, and (d) in the case of refinancing a loan, if and when authorized by the Committee, the principal amount of such loan outstanding at the time. A Loan Participant may elect to borrow less than the foregoing sum, in the Loan Participant's sole discretion. A Loan Participant shall be eligible for more than one stock purchase loan.

         The Committee shall determine from time to time the aggregate amount of loans which may be made to any Loan Participant and the aggregate amount of loans that may be made to all Loan Participants under the Loan Plan. Notwithstanding the foregoing, the aggregate unpaid principal amount of all stock purchase loans outstanding under the Loan Plan shall not exceed at the time of making any loan 1/2 of 1% of the Company's total assets as most recently publicly disclosed by the Company.

         6. Notes. Loans made hereunder shall be evidenced by Promissory Notes, in such forms and containing such provisions, not inconsistent herewith, as the Committee shall determine.

         7. Interest. Any Note issued hereunder shall bear interest at a rate to be determined from time to time by the Committee.

         8. Term of Loans; Demand Loans. The unpaid principal amount of any loan (and any unpaid interest thereon) shall become due and payable no later than seven (7) months after a Loan Participant shall cease to be an employee of the Company. In addition, the Committee, in its discretion, may grant stock purchase loans to Loan Participants under the Loan Plan on a demand basis, the unpaid principal amount of any such demand loan (and any unpaid interest thereon) to become due and payable no later than seven (7) months after demand.

         9. Payment in Cash. The unpaid balance of a stock purchase loan made under the Loan Plan shall be repayable only in cash.

         10. Prepayment. Notwithstanding any other provision of the Loan Plan, a Loan Participant who has received a loan shall have the option to repay all or any portion of the outstanding balance of the loan at any time before the loan becomes due and payable.

         11. Employment Rights. The granting of a stock purchase loan to a Loan Participant hereunder shall not confer upon any such Loan Participant any right to continued employment with the Company nor does it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

         12. Transferability. The rights of a Loan Participant under the Loan Plan shall not be transferable except by will or the laws of descent and distribution.

         13. Amendment, Modification and Termination of the Loan Plan. The Board of Trustees may at any time terminate and may at any time and from time to time, and in any respect, amend or modify, the Loan Plan; provided, however, that no such action of the Board of Trustees, without approval of the stockholders, may
(a) withdraw the administration of the Loan Plan from the Committee, (b) permit any person while a member of the Committee to receive a loan under the Loan Plan, or (c) increase the limit on aggregate outstanding loans as specified in the second sentence of the second paragraph of Section 5. No amendment, modification, or termination or the Loan Plan shall in any manner affect any loan theretofore granted under the Loan Plan without the consent of the Loan Participant.

         14. Effective Date. The Loan Plan and any amendment or modification thereof shall become effective upon approval by the Board of Trustees of the Company.


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Approved By Board of Trustees September 20, 1996
Amended February 27, 1997